Exhibit 10.7(a)

PERFORMANCE SHARE GRANT AGREEMENT

Employee Name:	[Participant Name]

Number of Performance Shares Subject to Grant (Target):	[Shares Granted]

Award Date:	[Grant Date]

THIS PERFORMANCE SHARE GRANT AGREEMENT (this “Agreement”) is made as of the Award Date shown above by People’s United Financial, Inc., a Delaware corporation, and its subsidiaries (the “Company”), and is hereby communicated to the employee named above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2014 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Section 5 of the Plan, the Committee may grant awards of Performance Shares to employees, representing the right to receive Shares based on the extent specified performance goals are achieved.

WHEREAS, the Company desires to compensate the Employee with a grant of Performance Shares for the Employee’s future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Performance Shares under the following terms and conditions:

1.	Grant of Performance Shares.

The Company hereby grants to the Employee a target Award of the number of Performance Shares identified above (the “Grant”), which may be increased or decreased depending on attainment of the performance criteria identified in this Agreement (the “Performance Measure(s)”) to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan. Each Performance Share shall be equivalent to one Share until such time as Shares are issued in payment of Performance Shares in accordance with Section 6. All terms and conditions set forth in the Plan are deemed to be incorporated herein in their entirety.

2.	Book Entry.

The number of Performance Shares granted pursuant to this Agreement shall be credited to the Employee and shall be maintained on the books of the Company until Shares have been issued to the Employee (or the Employee’s beneficiaries if the Employee is deceased) in payment therefor in accordance with Section 6. No funds shall be set aside or earmarked for any Performance Shares, which shall be purely a bookkeeping device.

3.	Performance Period and Vesting Provisions.

(a) The Performance Period is the period beginning on January 1,         , and ending on December 31,         .

(b) Except as provided in this Agreement, the Employee’s Performance Shares will vest only upon the Employee’s continued employment through March 1 following expiration of the Performance Period, provided that the Committee certifies the Performance Measure(s) for the Performance Period have been achieved as set forth in Appendix A attached to this Agreement. Appendix A shall set forth the applicable Performance Measures and payout percentages based on the attainment of “Threshold,” “Target,” and “Maximum” performance levels for each Performance Measure.

(c) Notwithstanding any provision to the contrary, if at any time after the Date of Grant, and before the date that Performance Shares are paid, the Employee’s employment or service with the Company terminates due to death, Disability or Retirement, the Employee shall vest in all of the Performance Shares granted pursuant to this Agreement and related cash dividends, provided that payment of any Award becoming vested pursuant to this subsection (c), including the number of Shares to be issued in payment of the Award and determination of the time of payment, shall be made in accordance with the provisions of Section 6(b).

4.	Forfeiture Provisions.

(a) If before the date that the Company pays the Performance Shares the Employee’s employment or service with the Company is terminated for any reason other than death, Disability or Retirement, all of the Employee’s unvested Performance Shares and any unvested cash dividends shall be forfeited.

(b) Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all unvested Performance Shares and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Company’s Incentive Compensation Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations.

(c) This Grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.	Change in Control.

In the event of a Change in Control of the Company described in Section 2(j) of the Plan, the rights of the Employee with respect to the Performance Shares shall be determined in accordance with the provisions of Section 17(b) of the Plan.

6.	Issuance of Stock.

(a) Except as provided in subsection (b), following completion of the Performance Period, the Committee shall determine the extent to which applicable Performance Measure(s) have been attained and shall calculate the number of Shares to be issued in payment of each Performance Share in accordance with the provisions of Appendix A. The Company will cause the number of Shares so calculated to be delivered to or for the account of the Employee within 60 days after the date the Performance Shares vest or as soon as administratively possible after such date (but in no event later than December 31st of the year after the year in which the Performance Period expired), except as otherwise provided in Section 12 below. If the number of Shares so calculated is zero, the Employee shall be deemed to have received payment in full for the Performance Shares made the subject of this Grant even though no Shares are delivered or deliverable.

(b) In the event Performance Shares become vested on an accelerated basis pursuant to Section 3(c) due to the death or Disability of the Employee, the Company will cause a number of Shares equal to the number of Performance Shares granted pursuant to this Agreement to be delivered to or for the account of the Employee as soon as administratively possible after the date such Performance Shares became vested. In the event Performance Shares become vested on an accelerated basis pursuant to Section 3(c) due to the Retirement of the Employee, the number of Shares to be issued in payment of such Performance Shares shall be calculated and such shares shall be delivered to or for the account of the Employee in the manner and at the time described in subsection (a); provided, however, that in the event of such Employee’s death prior to March 1 following the end of the Performance Period, the Company will cause a number of Shares equal to the number of Performance Shares granted pursuant to this Agreement to be delivered to or for the account of the Employee as soon as administratively possible after the date of the Employee’s death.

(c) Notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, an Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”), then, if necessary to avoid the imposition on the Employee of excise tax and interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Employee’s termination and separation of service until the date that is 30 days after 6 months following the Employee’s termination and separation of service from the Company.

(d) The delivery of the Shares shall be subject to payment of the applicable withholding tax liability as set forth in Section 7.

(e) If the Employee dies before the Company has distributed any portion of the vested Performance Shares, the Company will transfer any Shares payable with respect to the vested Performance Shares in accordance with the Employee’s written beneficiary designation or to the Employee’s estate if no written beneficiary designation is provided. If the Employee did not have a will, any Shares payable with respect to the vested Performance Shares will be distributed in accordance with the laws of descent and distribution.

7.	Withholding Taxes.

The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

8.	Non-transferability of Grant.

During the Performance Period, the Employee shall have no right to transfer, sell, pledge, assign, or hypothecate, other than by will or the laws of descent and distribution, any rights with respect to the Employee’s Award of Performance Shares. No Performance Shares shall be subject to execution, attachment, or similar process.

9.	No Voting Rights as Stockholder.

The Employee shall not have any voting rights as a stockholder of the Company with respect to the Performance Shares, but shall have such rights with respect to any Shares issued to the Employee in payment of such Performance Shares.

10.	Dividends.

To the extent that cash dividends are paid on Shares after the Date of Grant and before the date the Employee receives Shares in payment for Performance Shares subject to this Grant, the Employee shall receive credits of cash in a dividend bookkeeping account (the “Dividend Account”). Such cash credits shall be equal in value (based on the reported dividend rate on the date dividends were paid) to the amount of dividends paid on the Shares delivered to or for the account of the Employee in payment for the Performance Shares. The Employee shall vest in the cash in the Dividend Account in accordance with Section 3 of the Agreement in the same manner that the Employee vests in the Performance Shares granted pursuant to this Agreement. On the date that the Employee receives a distribution of Shares, the Employee shall also receive a distribution of the cash in the Dividend Account.

11.	Capital Adjustment Provisions.

In the event of the occurrence of an event described in Section 17(a) of the Plan, the number of Performance Shares granted to the Employee shall be adjusted in accordance with the provisions of Section 17(a) of the Plan.

12.	Securities Law Compliance.

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the NASDAQ Global Select or any other exchange upon which the Company’s common stock is traded. If the Company delays the delivery of the Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.

13.	Plan Governs.

The Grant is made under the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.

14.	No Right to Continued Employment.

The Employee understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without cause, nor confer upon any right to continue in the employ of the Company.

15.	Addresses for Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company and directed to the attention of the Committee, care of People’s United Bank, N.A., 850 Main Street, Bridgeport, CT 06604, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.

16.	Captions.

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.	Severability.

In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18.	Expenses.

Costs of administration of the terms and conditions of this Agreement will be paid by the Company.

19.	Governing Law / Compliance with Applicable Law.

The terms and conditions of this Agreement shall be governed by the laws of the State of Connecticut, except to the extent preempted by federal law.

20.	Entire Agreement; Amendment; Code Section 409A Provisions.

This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Employee is unexpectedly required to include in the Employee’s current year’s income any amount of compensation relating to the Performance Shares because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Employee may receive a distribution of Shares or cash in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

21.	Non-Solicitation.

During the period of Employee’s employment with the Company, and for a period of      months after the cessation of such employment for any reason, whether with or without cause, Employee will not, directly or indirectly , on his or her own behalf or on behalf of any other person, and whether through his or her own efforts or through the efforts or employing the assistance of any other person (including without limitation any consultant or any person employed by or associated with any person with whom Employee become employed or associated):

a)	call on or solicit in any manner any customer of the Company for the purpose of doing business of the type done by the Company with such customer. For purposes of this Agreement, “customer” means any individual, firm, partnership, corporation, or other entity or person (i) currently doing business or who has done business with the Company in the 12 months prior to the cessation of Employee’s employment, or (ii) any prospective customer that Employee knows to be a prospective customer of the Company and with whom the Company is in discussion with and reasonably expects to do business; or

b)	Solicit or otherwise induce any employee of the Company to leave the employ of the Company.

By accepting and agreeing to the terms of this Agreement, Employee acknowledges that his or her receipt of the grant of the Award evidenced by this Agreement represents adequate consideration for the undertaking set forth in this Section 21.

22.	Acceptance of Grant; Revocation.

No later than forty-five (45) days after the date of this Award (the “Acceptance Date”), Employee must formally accept and agree to the terms of the Award as set forth in this Agreement. Employee must do so(a) electronically if Employee is directed to do so at the time the Award is formally communicated to him or her and Employee receives a copy of this Agreement, or (b) by returning a signed copy of this Agreement to the Executive Rewards Manager in the Human Resources Department, 850 Main Street, BC-03, Bridgeport, CT 06604 so that it is actually received no later than the close of business on the Acceptance Date. If Employee does not accept and agree to the terms and conditions of the Award as set forth in this Agreement by the Acceptance Date, the Award evidenced hereby shall be null and void, and shall be deemed to have been revoked, on the first business day following the Acceptance Date. If the 45th day after the date of this Award is not a business day, the Acceptance Date will be the first business day after such 45th day. A business day is any day other than a Saturday, a Sunday or a day on which the Company’s banking offices in Connecticut are not scheduled to be open for business.

Approval and Acceptance

The Award evidenced by this Agreement was approved by the Board of Directors (or by a duly authorized committee of the Board or the Chief Executive Officer acting pursuant to delegated authority) of the Company on the Award date. The Employee’s acceptance of the Award evidenced by this Agreement, whether electronically, by email or in such other form as is permitted by the Company, also evidenced the Employee’s intent to be legally bound by the terms of this Agreement effective as of the Award date, regardless of the date of the Employee’s acceptance.